Exhibit 16


                                 [LETTERHEAD OF
                     JAMES E. SCHEIFLEY & ASSOCIATES, P.C.]




February 24, 1998




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:  Spurlock Industries, Inc.

Dear Sir/Madam:

Pursuant to the request of the above named company, we affirm that:

(1) We have read the Company's response to Item 4 of Form 8-K dated February 17, 1998.

(2)  We agree with the statements concerning our firm contained in the response.

(3) We have no basis to agree or disagree with other statements of the Company contained in the Form 8-K.

Sincerely,

/s/ James E. Scheifley  & Associates, P.C.

James E. Scheifley  & Associates, P.C.
(formerly Winter Scheifley & Associates, P.C.)